NEWS

For Immediate Release

Globalstar Announces Appointment of Independent Board Director, Kenneth M. Young

Covington, LA (November 5, 2015) – Globalstar, Inc. (NYSE MKT: GSAT) today announced that Kenneth M. Young has been appointed to its Board of Directors as a Class C director. Mr. Young currently serves as President and CEO of Lightbridge Communications Corporation (LCC), the largest independent wireless engineering services and network management company in the world and a recognized leader in providing wireless voice and data turn-key services to the telecommunications industry.

Mr. Young has over 27 years of experience in the telecommunications industry and has proven executive, operational, strategic and financial expertise, including leading LCC, with over 8,000 employees, spanning 51 countries and four continents. His experience is at the forefront of the transformation of modern telco and cable systems into data centric, small cell, macro cell and similar infrastructure. Kenny’s relationships are at the highest level within North American and international cable and wireless companies and he has also led the development of an international consumer wireless application company, developed international consumer and B2B brand strategies, created a Fortune 500 enterprise sales operation, as well as leading a unique program designed to create and market consumer and B2B products using SBC, BellSouth and Cingular Wireless assets and resources.

“With his demonstrated track record in the global telecom industry, I am pleased to welcome Kenny to Globalstar’s board”, said Jay Monroe, Chairman and CEO of Globalstar. “We have known Kenny for many years and identify him as one of the preeminent leaders in this industry. His experience, including successful partnerships with various enterprise and wireless carriers across the U.S, Europe, Latin America and Asia, is a highly valued asset for Globalstar as we evolve the Company to encompass both unique global satellite as well as terrestrial wireless infrastructure. Kenny recognizes the potential for a truly global network within the assets of Globalstar.”

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s most modern mobile satellite communications network. Customers around the world in industries like government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages. For more information, visit www.globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia. For  more information, visit www.globalstar.com.

Investor contact information:
Email: investorrelations@globalstar.com
Phone: (985) 335-1538